Exhibit 99.1

MADISON and OSHKOSH, Wis. - (BUSINESS WIRE) - Jan. 5, 1999 - Anchor BanCorp Wisconsin Inc., Madison, Wisconsin, (NASDAQ trading symbol "ABCW") and FCB
Financial Corp., Oshkosh, Wisconsin (NASDAQ trading symbol "FCBF") announced today they have entered into a definitive agreement providing for the merger of FCB Financial Corp. with and into Anchor. Anchor BanCorp is the parent holding company for AnchorBank, S.S.B., a $2.1 billion financial institution with 35 full service offices and 2 lending only facilities in 13 Wisconsin counties. FCB Financial Corp. is the parent holding company for Fox Cities Bank, a $535 million financial institution with 13 full service offices in 5 Wisconsin counties.

In the merger, FCB shareholders will receive 1.83 shares of Anchor common stock for each share of FCB common stock they own. Fox Cities Bank would subsequently merge with and into AnchorBank and their offices would operate as AnchorBank branch offices.

James J. Rothenbach, President of FCB Financial Corp. said, "This merger is in the long term interests of both our customers and our shareholders. Our shareholders will receive shares in a company whose management and directors have a track record of increasing stockholder value. For our customers, it is a merger of neighbors, so all Fox Cities Bank offices will continue to operate. We also have similar customer-oriented philosophies. Our customers will continue to experience excellence in service, being served by the same people they already know. In addition, they will be able to do business in Anchor offices throughout the state."

Douglas J. Timmerman, President of Anchor BanCorp said, "We welcome the shareholders and customers of Fox Cities Bank to the AnchorBank family. We have had a lending presence in Oshkosh and Appleton since 1988 and have been operating one full service office in Oshkosh for the past two years. We are exceptionally pleased to be able to expand both personal and business banking services in this growing area of the state. Shareholders will own a significantly stronger franchise."

Consummation of the merger is subject to applicable regulatory approvals and to approval by the shareholders of both companies. The parties anticipate that the Merger will be completed during the second calendar quarter of 1999.

The  information  contained  in  this  press  release  contains  forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

                                      -1-